Exhibit 5.1
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Telephone: (303) 573-1600

January 18, 2017

Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Yuma Energy, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 2,312,418 shares (the “2014 Plan Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of February 10, 2016 and as amended September 2, 2016 (the “Merger Agreement”), by and among the Company, Yuma Energy, Inc., a California corporation (“Yuma California”), Yuma Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Davis Petroleum Acquisition Corp., a Delaware corporation (“Davis”), and which may be issued hereafter pursuant to the Yuma Energy, Inc. 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”), 2,878 shares (the “2011 Plan Shares”) issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Merger Agreement under The Yuma Companies, Inc. 2011 Stock Option Plan (the “2011 Plan”), and 5,000 shares (the “2006 Plan Shares” and collectively with the 2011 Plan Shares and the 2014 Plan Shares, the “Shares”) issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Merger Agreement under the 2006 Equity Incentive Plan (the “2006 Plan”). Pursuant to the Merger Agreement, the Company assumed outstanding equity awards granted under the 2014 Plan, the 2011 Plan and the 2006 Plan (collectively, the “Plans” and each, a “Plan”).We are furnishing this opinion letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

In connection with our opinion below, we have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Plans and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Plans, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Yuma Energy, Inc.
January 18, 2017

Based on the foregoing, it is our opinion that the Shares are duly authorized for issuance, and, when issued by the Company in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jones & Keller, P.C.

JONES & KELLER, P.C.